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                                                                    Exhibit 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference of our report dated December 15, 1997, appearing on page F-2 of Tipperary Corporation's Annual Report on Form 10-K for the year ended September 30, 1997, in the following:

     (a) Registration Statement on Form S-8 (No. 333-40589) with respect to Tipperary Corporation Common Stock Issued Pursuant to the 1995 Compensatory Warrant.

     (b) Prospectus constituting part of the Registration Statement on Form S-3 (No. 333-5653) with respect to Tipperary Corporation Common Stock Issued to the Heartland Small Cap Contrarian Fund and The Acorn Fund.

     (c) Registration Statement on Form S-8 (No. 33-61017) with respect to the Tipperary Corporation Common Stock Issued Pursuant to the 1987 Employee Stock Option Plan.



/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP
Denver, Colorado
December 17, 1997